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EXHIBIT 99(a)(10)



INVERESK ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD REGARDING PENDING ACQUISITION OF CLINTRIALS RESEARCH INC., SCOTLAND, MARCH 20, 2001 - Inveresk Research Group Limited announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to Inveresk's pending acquisition of ClinTrials Research Inc. (NASDAQ: CCRO). As previously announced, Inveresk Research Group Limited and ClinTrials Research Inc. have entered into a merger agreement pursuant to which an indirect wholly owned subsidiary of Inveresk, Indigo Acquisition Corp., commenced on March 5, 2001, a tender offer for all outstanding shares of common stock of ClinTrials Research Inc. at an offer price of $6.00 per share, net to the seller in cash. The offer is conditioned upon, among other things, ClinTrials' shareholders tendering and not withdrawing prior to the expiration of the offer at least a majority of the shares of ClinTrials' common stock, calculated on a fully diluted basis. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Monday, April 2, 2001, unless the offer is extended. The tender offer may be extended on the terms and conditions stated in the Offer to Purchase, dated March 5, 2001, which is available from the information agent for the offer: Morrow & Co., 445 Park Avenue, 5th Floor, New York, New York 10022; (800) 654-2468 (bankers and brokers); (800) 607-0088 (stockholders). Bear, Stearns & Co. Inc. ((888) 261-1668) is the dealer manager for the offer.

ClinTrials is a global contract research organization headquartered near Research Triangle Park, North Carolina with offices in Maidenhead, England; Glasgow, Scotland; Montreal, Canada; Brussels, Belgium; Paris, France; Melbourne, Australia; Tel Aviv, Israel; Milan, Italy; Warsaw, Poland; Madrid, Spain; and Munich, Germany. With more than 1,500 employees, ClinTrials provides comprehensive research services, including monitoring, data management and biostatistics, medical and regulatory services to pharmaceutical, biotechnology and medical device clients.

Headquartered near Edinburgh, Scotland, Inveresk is a leading European provider of contract research services, primarily to the pharmaceutical and biotechnology industry.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN BUSINESS FORECASTS. THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF CLINTRIALS RESEARCH INC. THE TENDER OFFER IS BEING MADE SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER AND AMENDED FROM TIME TO TIME. SHAREHOLDERS OF CLINTRIALS RESEARCH INC. SHOULD READ THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THESE DOCUMENTS ARE AVAILABLE TO CLINTRIALS SHAREHOLDERS AT NO CHARGE AND ARE ALSO AVAILABLE FOR FREE AT THE SEC'S WEB SITE (HTTP://WWW.SEC.GOV).

CONTACT: GCI Christopher Gordon (212) 886-3428, ClinTrials Research, Inc. Paul Ottaviano Chief Executive Officer (919) 460-9005